UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2012

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-10865	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

100 Hayden Avenue
Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

(617) 498-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On June 25, 2012, AMAG Pharmaceuticals, Inc., or the Company, and Takeda Pharmaceutical Company Limited, or Takeda, entered into an Amendment to License, Development and Commercialization Agreement, or the Takeda Amendment, which amended and restated the existing License, Development and Commercialization Agreement and which amendment was deemed effective as of June 22, 2012. The License, Development and Commercialization Agreement with Takeda, dated March 31, 2010, was amended by the Takeda Amendment to, among other things, modify the territories under which Takeda has exclusive rights to develop and commercialize Feraheme® (ferumoxytol) Injection for Intravenous use as a therapeutic agent, amend the timing and pricing arrangements for a Supply Agreement to be entered into between the Company and Takeda in the future, amend the terms related to primary and secondary manufacturing sources for drug substance and drug product of ferumoxytol, amend certain patent related provisions, and change the allocation of certain of the agreed upon milestone payments.

The foregoing description of the Takeda Amendment contained in this Item 1.01 does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the contract that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. Certain portions of this agreement have been omitted from this Current Report on Form 8-K and the version of the agreement attached as Exhibit 10.1 hereto pursuant to a Confidential Treatment Request that the Company filed with the Securities and Exchange Commission at the time of filing this Current Report on Form 8-K.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 25, 2012, the Company announced plans to reduce its workforce by approximately 45 positions, the majority of which are expected to be associated with the Company’s manufacturing and development infrastructure. The Company expects to incur approximately $1.0 million in severance related charges associated with the restructuring, including approximately $0.5 million associated with employees located at the Company’s Cambridge, Massachusetts manufacturing facility, all of which are expected to be recognized during 2012. In addition, the Company announced plans to divest its Cambridge, Massachusetts manufacturing facility.  At this time, the Company cannot provide an estimate of the total amount or range of amounts expected to be incurred in connection with its plan to divest its Cambridge, Massachusetts manufacturing facility or an estimate of the amount or range of amounts of the charges that will result in future cash expenditures with respect to such expected divestiture. The Company will file an amended report on Form 8-K under this Item 2.05 within four business days after it makes a determination of such estimates or ranges of estimates with respect to the expected sale of such property.

A copy of the Company’s press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2012, the Company’s Compensation Committee of the Board of Directors, or the Compensation Committee, approved long-term equity incentive awards in the form of incentive stock options for each of Lee F. Allen, M.D., Ph.D., Executive Vice President of Clinical Development, Scott A. Holmes, Vice President of Finance, Controller and Chief Accounting Officer and Christopher G. White, Chief Business Officer, each, an Executive, and together the Executives.  Dr. Allen, Mr. Holmes and Mr. White were granted options to purchase 40,000, 30,000 and 40,000, respectively, shares of common stock under the terms and conditions of the Company’s Second Amended and Restated 2007 Equity Incentive Plan, or the 2007 Plan, at an exercise price of $14.89, the fair market value of a share of common stock on the date of grant. The foregoing options have a seven year term and vest as follows: 25% on the first anniversary of the date of grant and the balance to vest over the following three years on a quarterly basis so that 6.25% of the option award shall vest as of the end of each subsequent three month period following such first anniversary of the date of grant.

In addition, as part of Dr. Allen’s incentive option award discussed above, the Company’s Compensation Committee provided that if a supplemental new drug application, or sNDA, for the broad iron deficiency anemia, or IDA, indication for Feraheme is filed with the U.S. Food and Drug Administration, or the FDA, by the end of 2012, then 50% of the unvested portion of the option award made to Dr. Allen on June 25, 2012 that then remain unexercisable will become exercisable by accelerating the vesting of 50% of the shares with respect to each remaining vesting date.  Additionally, if (1) FDA approval of the sNDA for the broad IDA indication for Feraheme is obtained by March 31, 2014 and (2) at the time of such approval Dr. Allen continues to be an employee or a service provider to the Company providing services with respect to the sNDA filing for the broad IDA indication for Feraheme, then all remaining shares subject to this option shall become exercisable.

In addition, as part of Mr. White’s incentive option award discussed above, the Company’s Compensation Committee provided that if Mr. White continues to have primary responsibility over the Company’s business development function and the Company acquires a product approved by the FDA that has generated at least $10 million in revenue during the 12 month period preceding the acquisition, whether by the acquisition of a company, acquisition of the product related assets or through a licensing transaction, then the vesting of 50% of the number of shares subject to the option award made to Mr. White on June 25, 2012 that then remain unexercisable will become exercisable by accelerating the vesting of 50% of the shares with respect to each remaining vesting date.  If, after the transaction described in the preceding sentence has closed, and Mr. White continues to have primary responsibility over the Company’s business development function, the Company acquires a second product in a transaction that (1)

would be required to be reported under item 1.01 of Form 8-K as a “material contract” or (2) is otherwise deemed by the Company’s Board of Directors at the time of its approval to be of material importance to the Company’s growth strategy, then all remaining shares subject to this option will become exercisable.

Copies of the Stock Option Agreements expected to be entered into between the Company and each of Dr. Allen and Mr. White with respect to such grants are filed herewith as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.  The option granted to Mr. Holmes was issued pursuant to the Company’s previously filed form of Option Agreement.

Item 8.01. Other Events.

On June 22, 2012, the Company announced that the European Commission granted marketing authorization for ferumoxytol, an intravenous iron therapy to treat iron deficiency anemia in adult patients with chronic kidney disease. The marketing authorization follows a positive opinion, issued on April 19, 2012, by the Committee for Medicinal Products for Human Use of the European Medicines Agency.

The marketing authorization is valid in the current European Union Member States as well as in Iceland and Norway, and is based on data obtained from an extensive clinical development program. Takeda, the Company’s licensee in Europe, plans to launch ferumoxytol in Europe under the brand name Rienso® in 2012. The European Union marketing authorization triggers a $15 million milestone payment to the Company from Takeda.

A copy of the Company’s press release is filed as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The Company hereby files the following exhibits:

10.1                                                Amendment to the License, Development and Commercialization Agreement, dated June 25, 2012, by and between the Company and Takeda Pharmaceutical Company Limited. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.)

10.2                                                Option Agreement under the Company’s Second Amended and Restated 2007 Equity Incentive Plan between the Company and Lee F. Allen, dated as of June 25, 2012.

10.3                                                Option Agreement under the Company’s Second Amended and Restated 2007 Equity Incentive Plan between the Company and Christopher G. White, dated as of June 25, 2012.

99.1                                                Press Release dated June 25, 2012.

99.2                                                Press Release dated June 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Frank E. Thomas
Executive Vice President and Chief Operating Officer

Date: June 29, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1

Amendment to the License, Development and Commercialization Agreement, dated June 25, 2012, by and between the Company and Takeda Pharmaceutical Company Limited. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.)

10.2	Option Agreement under the Company’s Second Amended and Restated 2007 Equity Incentive Plan between the Company and Lee F. Allen, dated as of June 25, 2012.

10.3	Option Agreement under the Company’s Second Amended and Restated 2007 Equity Incentive Plan between the Company and Christopher G. White, dated as of June 25, 2012.

99.1	Press Release dated June 25, 2012.

99.2	Press Release dated June 22, 2012.